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                                                                    Exhibit 99.6

American Cellular Corporation Announces Plans for a Private Offering of $900 Million in Senior Notes

OKLAHOMA CITY, July 18, 2003 (PRIMEZONE) -- American Cellular Corporation and ACC Escrow Corp. today jointly announced plans to effect a private offering of $900 million in senior notes due 2011. The offering will be made by ACC Escrow Corp., a recently formed corporation that was organized to merge into American Cellular Corporation as part of a recently announced plan to restructure American Cellular's capital and indebtedness. Upon consummation of the restructuring, including the merger, the net proceeds from the offering will be used to fully repay American Cellular's existing bank credit facility and to pay all or a portion of the expenses of the reorganization, with any remaining net proceeds to be used for general corporate purposes.

The notes will be offered only to qualified institutional buyers under Rule 144A and to persons outside the United States under Regulation S. The notes have not been registered under the Securities Act of 1933 or under any state securities laws, and, unless so registered, may not be offered or sold in the United States except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws. This press release does not constitute an offer, offer to sell, or the solicitation of an offer to buy any securities in any jurisdiction in which such offering, solicitation or sale would be unlawful.

American Cellular is jointly owned by Dobson Communications (Nasdaq:DCEL) and AT&T Wireless (NYSE:AWE).

This press release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These statements include the anticipation of a successful conclusion of its private offering and the anticipated use of the proceeds. Such statements are inherently subject to a variety of risks and uncertainties that could cause actual results to differ materially from those projected. A more extensive discussion of the risk factors that could impact these areas and the American Cellular's overall business and financial performance can be found in its reports filed with the Securities and Exchange Commission.

CONTACT:  Dobson Communications
          J. Warren Henry
          Vice President, Investor Relations
          (405) 529-8820